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                                                Filed Pursuant to Rule 424(b)(3)
                                                   Registration Number 333-51366


PROPSECTUS  SUPPLEMENT  NO.  1
Dated  March  19,  2002
To  Prospectus  dated  September  4,  2001

CUSIP  No.  86876W109


                               SURFORAMA.COM, INC.
                                  COMMON STOCK
                                ----------------
This prospectus supplement relates to the 8,008,799 shares of our common stock we registered on behalf of selling shareholders.

This prospectus supplement should be read in conjunction with the prospectus dated September 4, 2001, which is to be delivered with this prospectus supplement. All capitalized terms used in this prospectus supplement shall have the meanings given them in the prospectus.

The information on the front page of the prospectus is superseded in full by the information appearing below:

                                   PROSPECTUS

                               SURFORAMA.COM, INC.
                                8,008,799 SHARES
                                  COMMON STOCK
                                ----------------


The selling shareholders will sell at a price of $1.00 per share until our shares are quoted on the Over-The-Counter Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

There is no established public market for our common stock and we have arbitrarily determined the offering price. Although we currently have a symbol for quotation on the OTC Bulletin Board, our common stock is not currently being quoted or traded. We cannot assure investors that our common stock will ever be quoted or that any market for our stock will ever develop.


                                ----------------

The purchase of the securities offered through this prospectus involves a high degree of risk. See section entitled "Risk Factors" on pages 4 - 7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                                ----------------



                The Date Of This Prospectus Is: September 4, 2001
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The  information  on  page  3 appearing under the heading "Surforama.com" in the prospectus  is  superseded  in  part  by  the  information  appearing  below:

Securities  Being  Offered          Up  to  8,008,799  shares  of  common stock.
                -------------------------------------------------


The information on page 8 appearing under the heading "Determination of Offering Price" in the prospectus is superseded by the information appearing below:

The $1.00 per share offering price of our common stock was determined based on the last sales price from our most recent private offering of common stock on June 8, 2000. If a market for our common stock develops, the price will be determined by the independent determinations of the selling shareholders and market forces. There is no relationship whatsoever between this price and our assets, earnings, book value or any other objective criteria of value.

                -------------------------------------------------

The information on pages 14 and 15 appearing under the heading "Plan of Distribution" in the prospectus is superseded in part by the information appearing below:

The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are then traded or in private transactions at a price of $1.00 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

1. ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

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2.   block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

3. purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

4. an exchange distribution in accordance with the rules of the applicable exchange;

5.   privately negotiated transactions;

6.   a  combination  of  any  such  methods  of  sale;  and

7.   any  other  method  permitted  pursuant  to  applicable  law.

The selling stockholders may also sell shares under Rule 144 in compliance with the Securities Act, if available, rather than under this prospectus.

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            The date of this prospectus supplement is March 19, 2002


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